Exhibit 10.21
PERFORMANCE STOCK UNIT GRANT NOTICE
FOR THE [insert three-year performance period] PERFORMANCE PERIOD
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Ingersoll Rand Inc. (the “Company”), pursuant to its Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Performance Stock Units (at target) set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth herein, in the Global Award Agreement (PSUs) attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Name of Participant]
Date of Grant:	[Insert Date of Grant]
Vesting Commencement Date:	January 1, [insert first year of performance period]
Target Number of Performance Stock Units Subject to Award:	[Insert No. of PSUs Granted]
Number of Relative TSR PSUs:	[Insert 50% of No. of PSUs Granted]
Number of Adjusted EPS CAGR PSUs:	[Insert 50% of No. of PSUs Granted]
Vesting Schedule:
One-half of the target number of Performance Stock Units awarded hereunder shall constitute “Relative TSR PSUs” and one-half of the target number of Performance Stock Units awarded hereunder shall constitute “Adjusted EPS CAGR PSUs”. The Relative TSR PSUs and the Adjusted EPS CAGR PSUs shall vest as set forth below.
Relative TSR PSUs
The number of Relative TSR PSUs that will vest will be determined by applying the applicable percentage in the table below to the number of Relative TSR PSUs, based on the performance percentile ranking in the table:

Performance Percentile Ranking	Percentage of Number of Relative TSR PSUs That Vest
Less than 25th percentile	0%
25th percentile	40%
Above 25th but below 50th percentile	Linear interpolation between 40% and 100%
50th percentile	100%
Above 50th but below 75th percentile	Linear interpolation between 100% and 200%
75th percentile or greater	200%
Payout is capped at 100% if the Company’s TSR (as defined below) is negative.
The Company’s TSR percentile rank relative to the Peer Group for the Performance Period shall be calculated using the Microsoft Excel function PERCENTRANK.EXC.
The minimum number of Relative TSR PSUs that may vest is zero and the maximum number of Relative TSR PSUs that may vest is 200% of the number of Relative TSR PSUs granted hereunder. No Relative TSR PSUs will vest if the percentile rank is below the 25th percentile (and all such Relative TSR PSUs will be automatically forfeited).
Adjusted EPS CAGR PSUs
The number of Adjusted EPS CAGR PSUs that will vest will be determined by applying the applicable percentage in the table below to the number of Adjusted EPS CAGR PSUs, based on the Adjusted EPS achieved by the Company for fiscal year [insert third year of performance period] in the table.

Adjusted EPS for Fiscal Year [insert third year of performance period]	Percentage of Number of Adjusted EPS CAGR PSUs That Vest
Less than $[●]	0%
$[●]	40%
Above $[●] but below $[●]	Linear interpolation between 40% and 100%
$[●]	100%
Above $[●] but below $[●]	Linear interpolation between 100% and 200%
$[●] or greater	200%
The minimum number of Adjusted EPS CAGR PSUs that may vest is zero and the maximum number of Adjusted EPS CAGR PSUs that may vest is 200% of the number of Adjusted EPS CAGR PSUs granted hereunder. No Adjusted EPS CAGR PSUs will vest if the percentile rank is below $[●] (and all such Adjusted EPS CAGR PSUs will be automatically forfeited).
Certification. The date on which such Relative TSR PSUs and Adjusted EPS CAGR PSUs vest shall be the date on which the Committee certifies the performance percentile ranking or Adjusted EPS for fiscal year [insert third year of performance period], as applicable, achieved (which certification will occur as soon as practicable, but in no event more than 60 days, following the end of the Performance Period) (the “PSU Vesting Date”). Except as is otherwise specifically provided in the pro-rata Approved Retirement vesting provision set forth immediately below, such vesting shall be subject to either (i) the Participant’s continuous service with the Service Recipient on such vesting date or (ii) a Qualifying Termination, a Termination due to the Participant’s death or Disability, or a Termination due to the Participant’s Approved Retirement occurring after the expiration of the Performance Period and before such vesting date. Any Performance Stock Units that do not vest are automatically forfeited, effective as of the last day of the Performance Period.
Continued Pro-Rata Vesting Following Approved Retirement. If, after the Vesting Commencement Date, the Participant’s continuous service with the Service Recipient terminates due to the Participant’s Approved Retirement, and, after such Termination through the PSU Vesting Date, the Participant at all times complies with the Restrictive Covenants, a number of unvested Performance Stock Units will continue to be eligible to vest on the PSU Vesting Date based on the level of achievement of the applicable performance goals set forth above in an amount equal to the number of Performance Stock Units that would have vested on the PSU Vesting Date if the Participant had been in the continuous service of the Service Recipient through the PSU Vesting Date multiplied by a fraction, the numerator of which is the number of days that have elapsed from the Vesting Commencement Date through the date of such Termination due to the Participant’s Approved Retirement and the denominator of which is the total number of days in the Performance Period.
Change in Control Vesting. If a Change in Control occurs during the Performance Period, then the above calculations will be conducted as though (i) the last day of the Performance Period was the date of the Change in Control and (ii) the Company’s stock price at the end of the Performance Period was the price per share of Common Stock payable in connection with such Change in Control. The number of Performance Stock Units resulting from such calculation shall be the number in which the Participant shall vest upon the consummation of such Change in Control. Any Performance Stock Units that do not vest in accordance with this paragraph shall automatically be forfeited.
Definitions
“Adjusted EPS” means the Company’s adjusted diluted net income per share, as reported in the Company’s public filings, as may be equitably adjusted by the Compensation Committee in its reasonable discretion if the Compensation Committee determines such adjustment to be necessary to prevent enlargement or diminution of the benefits or potential benefits intended to be provided pursuant to the Award Agreement.
“Approved Retirement” means a Retirement that occurs following the Participant’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the Plan. The designation of an Approved Retirement shall be made by the Company in its reasonable discretion after the Participant has notified the Company of his or her intention to permanently leave the workforce and the Company has determined that it is reasonable for the Company to conclude that the Participant is genuinely and permanently leaving the workforce or otherwise has determined that the Participant’s Retirement should be designated as an Approved Retirement, and the Company’s determination as to whether a Retirement is an Approved Retirement shall be final and binding upon the Participant. In the event that the Company determines, during the six (6) month period following the Participant’s Retirement, in its reasonable discretion that, in connection with the designation of a Retirement as an Approved Retirement, the Participant intentionally misrepresented his or her intention to permanently leave the workforce, the Company shall be entitled to revoke the designation of such Retirement as an Approved Retirement with retroactive effect upon written notice thereof to the Participant, as further provided in Section 12(c) of the Global Award Agreement attached hereto as Appendix A. Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable treatment that applies to the Performance Stock Units awarded hereunder if the Participant’s Termination occurs as a result of the Participant’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the Participant’s Retirement does not constitute an Approved Retirement but shall instead be a voluntary resignation by the Participant.
“Cause” means the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the Participant’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company or the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or the Service Recipient; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.
“Peer Group” means all companies and entities that, on January 1, [insert first year of performance period], comprise the S&P 500 Industrials; provided, that if prior to the end of the Performance Period a company or entity that is in the S&P 500 Industrials on January 1, [insert first year of performance period] ceases to publicly report, on either a recognized stock exchange or “over the counter” market, a share price for the security used to determine the stock price at the beginning of the Performance Period and such company or entity has not become “Insolvent” (as defined below), such company or entity will be excluded from the ranking; provided, further, that if prior to the end of the Performance Period a company or entity that is in the S&P 500 Industrials on January 1, [insert first year of performance period] becomes Insolvent, whether or not such company or entity ceases to publicly report a share price for the security used to determine the stock price at the beginning of the Performance Period, then such company or entity will be treated as having a cumulative TSR of negative one hundred percent (-100%). A company or entity will be considered “Insolvent” if it (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.
“Performance Period” means the period beginning on January 1, [insert first year of performance period] and ending on December 31, [insert third year of performance period].
“Qualifying Termination” means a Termination by the Company without Cause.
“TSR” means total shareholder return as applied to the Company or any member of the Peer Group, defined as (i) the stock price at the end of the Performance Period minus the stock price at the beginning of the Performance Period, plus dividends and distributions made (assuming such dividends or distributions are reinvested in the common stock of the Company or such member of the Peer Group) during the Performance Period, divided by (ii) the stock price at the beginning of the Performance Period, expressed as a percentage return. For purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average closing price of the stock for the 60 trading days immediately preceding January 1, [insert first year of performance period] and the stock price at the end of the Performance Period will be the average closing price of the stock for the 60 trading days immediately preceding December 31, [insert year third year of performance period].
“Retirement” means the Participant’s Termination as a result of the Participant’s voluntary resignation on or after the date on which the Participant has reached age 55 and has completed at least 10 years of service with the Company Group.
* * *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN.
INGERSOLL RAND INC.             PARTICIPANT1

________________________________        ________________________________
By:
Title:
1    To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

GLOBAL AWARD AGREEMENT (PSUs)
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Award Agreement (PSUs) (this “Award Agreement”) and the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), Ingersoll Rand Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1. Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units provided in the Grant Notice (with each Performance Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock) (Performance Stock Units are referred to herein as “Awards”) on the Vesting Date (as defined below).
2. Vesting. Except as otherwise specified in this Award Agreement and the Plan, the Performance Stock Units will vest on the date provided in the Grant Notice (the “Vesting Date”). Any Performance Stock Units which have not vested as of the date of the Participant’s Termination shall thereupon be forfeited immediately and without any further action by the Company.
3. Settlement of Performance Stock Units. The provisions of Section 9(d)(ii) of the Plan are hereby incorporated by reference and made a part hereof.
4. Company; Participant.
(a) The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.
(b) Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
5. Non-Transferability. The Performance Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.
6. No Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
7. Tax Withholding.
(a) The Participant shall be required to pay to the Company an amount equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Performance Stock Units (the “Tax Obligation”), payable, at the Participant’s election, either (x) in cash (by check or wire transfer) or (y) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless settlement” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Company) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the settlement of the Performance Stock Units and to deliver promptly to the Company an amount equal to the Tax Obligation. Alternatively, the Company may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to the Participant.

(b) Without limiting the foregoing, the Company may (but is not obligated to), in its sole discretion, permit or require the Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to the Performance Stock Units by (i) the delivery of the shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (ii) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (c) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(c) The Company, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by the Participant with respect to the Performance Stock Units by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Performance Stock Units, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdiction), in which case, the Participant may receive a refund in cash of any amount withheld that exceeds the amount remitted to the applicable tax authorities and will have no entitlement to the equivalent in shares of Common Stock or to any interest on such over-withheld amount.
(d) The Participant acknowledges that, regardless of any action taken by the Company, or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participants (the “Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspects of the Awards, including but not limited to, the grant, vesting or settlement of the Award, as applicable, the subsequent sale of shares of Common Stock acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(e) Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligations with regard to all Tax-Related Items by any of the means set forth herein.
(f) If the obligations for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Common Stock or proceeds from the sale of shares of Common Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
8. Notice. Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9. No Right to Continued Service. This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.
10. Binding Effect. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
11. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
12. Restrictive Covenants; Clawback/Forfeiture; Revocation of Approved Retirement Designation.
(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Award Agreement (the “Restrictive Covenants”). The Performance Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions. For the avoidance of doubt, the Restrictive Covenants contained in this Award Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.
(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the Performance Stock Units; or (ii) require that the Participant forfeit any gain realized on the vesting of the Performance Stock Units and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Performance Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, the covenants attached to this Award Agreement as Appendix A.; or (iv) engaging in conduct that is prohibited by the terms of any restrictive covenants by which such Participant is bound, regardless of whether such conduct constitutes a breach of such restrictive covenants.
(c) In the event that the Company determines, during the six (6) month period following the Participant’s Retirement, in its reasonable discretion that, in connection with its designation of the Participant’s Retirement as an Approved Retirement, the Participant intentionally misrepresented his or her intention to permanently leave the workforce, the Company shall be entitled to revoke the designation of such Retirement as an Approved Retirement with retroactive effect upon written notice thereof to the Participant; provided, that service by the Participant solely as a non-employee director on one or more boards of directors shall not serve as the basis for revocation of the designation of a Retirement as an Approved Retirement. Upon any such revocation, (i) all Performance Stock Units that were unvested as of the date of such Retirement (such Performance Stock Units, “Retirement Vesting Eligible PSUs”) and that remain outstanding as of the date such written notice is provided to the Participant shall automatically be canceled for no consideration, (ii) all shares of Common Stock held by the Participant that the Participant previously received upon settlement of Retirement Vesting Eligible PSUs shall automatically be forfeited by the Participant for no consideration, and (iii) the Participant shall pay to the Company, in cash and within five (5) business days following written notice of the revocation of the designation of the Participant’s Retirement as an Approved Retirement by the Company, an amount equal to the aggregate gain realized by the Participant upon the disposition of any shares of Common Stock received upon the settlement of any Retirement Vesting Eligible PSUs. The Participant agrees to notify the Company in writing within fourteen (14) days of commencing employment or any consulting engagement (other than service solely as a non-employee director on any board of directors) on a substantially full-time basis for remuneration to any person or entity other than the Company or its Affiliates at any time prior to the PSU Vesting Date, and to promptly provide the Company with all information that the Company reasonably requests in order to determine any amount payable pursuant to this Section 12(c) to the Company by the Participant.

13. Nature of Grant. In accepting the Awards, the Participant acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
(b) the grant of the Awards is exceptional, voluntary and occasional and does not create any contractual or other right to receive any future awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d) the Participant is voluntarily participating in the Plan;
(e) the Awards, any shares of Common Stock acquired under the Plan and the income from and value of same, are not intended to replace any pension rights or compensation;
(f) the Awards, any shares of Common Stock acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g) unless otherwise agreed with the Company in writing, the Awards and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted in consideration for, or in connection with, the service the Participant may provide as an officer or director of a Subsidiary;
(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Participant’s Awards resulting from Participant’s Termination (for any reason whatsoever and whether or not in breach of local labor laws);
(j) for purposes of the Awards, a Termination will be deemed to have occurred as of the date the Participant is no longer providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). Unless otherwise determined by the Committee, the Participant’s right to vest in the Award will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Awards (including whether the Participant may still be considered to be providing services while on a leave of absence); and
(k) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Awards or any amounts due to the Participant pursuant to the settlement of the Awards or subsequent sale of shares of Common Stock acquired under the Plan.
14. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC and its affiliates (“Fidelity”), or any such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Awards or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
15. Country-Specific Provisions. Notwithstanding any provisions in this Award Agreement, the Awards shall be subject to any additional terms and conditions set forth in the Addendum for the Participant’s country. If the Participant relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
16. Language. By electing to accept this Award Agreement, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18. Insider Trading/Market-Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., Performance Stock Units) or rights linked to the value of the shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak with the Participant’s personal advisor on this matter.
19. Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant acknowledges that the Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.
20. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
21. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of shares of Common Stock. The Participant understands and agrees that the Participant should consult with his or her own personal legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
22. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Award Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.
23. Governing Law and Venue. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
24. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.
25. Section 409A. It is intended that the Performance Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Appendix A

Restrictive Covenants

1.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:
(i)During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.
(ii)During the Restricted Period, Participant will not directly or indirectly:
(A)engage in the Business in any geographical area where the Restricted Group engages in the Business;
(B)enter the employ of, or render any services to any Person engaged in the Business, except where such employment or services do not relate in any manner to the Business;
(C)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(iv)During the Employment Term and for a period of one year from the date Participant ceases to be employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;
(B)hire any employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or
(C)encourage any consultant or independent contractor of the Restricted Group to cease working with the Restricted Group.
(v)For purposes of this Appendix A:
(A)“Business” shall mean the business of the design, manufacture, distribution and marketing of air and gas compressors, blowers, pumps and fluid transfer systems and related activities,

and any other business activity in which the Company and its subsidiaries may, after the date of this Agreement, become engaged, or take substantial steps to engage.
(B)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.
(b)Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.
(c)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(d)The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(e)The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).
(f)The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.Confidentiality; Intellectual Property.
(a)Confidentiality.
(i)Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisors who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement) to the extent so disclosed.
(iv)Upon termination of Participant’s employment with the Company for any reason, Participant shall (w) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (x) not at any time use in any manner, disclose, or reveal any or all of Ingersoll Rand Execution Excellence, and all its components and all processes, content and materials in any medium relating thereto (“IRX”); (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company (as reasonably requested by the Company) regarding the delivery or destruction of any other Confidential Information of which Participant is or becomes aware. Without limiting Participant’s obligations under clause (x) above, if Participant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand, other demand or request by a Governmental Entity (as defined below) or the application of statutes, rules and regulations under the federal securities laws or otherwise) to disclose anything related to IRX, Participant shall provide the Company with immediate written notice of such requirement and at least five (5) business days prior to such disclosure.
(v)Nothing in this Appendix A shall prohibit or impede Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Participant does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s General Counsel. Furthermore, the Company will not limit Participant’s right to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to any Governmental Entity.
(b)Intellectual Property.
(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.
(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.
(v)The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

ADDENDUM
COUNTRY-SPECIFIC PROVISIONS